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                                                                     Exhibit 5.1


                             HOGAN & HARTSON, L.L.P
                                Columbia Square
                          555 Thirteenth Street, N.W.
                          Washington, D.C.  20004-1109
                                 (202) 637-5600
                                 (202) 637-5910


                                  July 2, 1999



Board of Directors
Host Marriott Corporation
10400 Fernwood Road
Bethesda, Maryland 20817

Ladies and Gentlemen:

          We are acting as counsel to Host Marriott Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed resales by certain holders of up to 47,713,875 shares of the Company's common stock, par value $.01 per share (the "Shares"), which may be issued if and to the extent that certain holders of 47,713,875 units of limited partnership interest ("Units") in Host Marriott, L.P. (the "Operating Partnership") tender such Units for redemption and receive the Shares in exchange therefor, all of which Shares are to be sold by or on behalf of certain shareholders of the Company. This opinion is furnished to you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5).

          For purposes of this opinion, we have examined copies of the following documents:

          1.   An executed copy of the Registration Statement.

          2. The Articles of Amendment and Restatement of Articles of Incorporation of the Company, as certified by the State Department of Assessments and Taxation of the State of Maryland on June 30, 1999 and the Secretary of the Company on the date hereof as being complete, accurate and in effect (the "Charter").
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Board of Directors
Host Marriott Corporation
July 2, 1999
Page 2




          3. The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          4. The Certificate of Limited Partnership of the Operating Partnership, as certified by the Secretary of State of the State of Delaware on July 1, 1999, and certified as of the date hereof by the Secretary of the Company, in its capacity as the sole general partner of the Operating Partnership, as being complete, accurate and in effect.

          5. The Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 30, 1998, as amended, as certified as of the date hereof by the Secretary of the Company, in its capacity as the sole general partner of the Operating Partnership, as being complete, accurate and in effect (the "Partnership Agreement").

          6. Contribution Agreement by and among the Company, the Operating Partnership and certain contributors listed on Schedule 1 thereto, dated as of April 16, 1998, as amended by the First Amendment to Contribution Agreement, dated as of May 8, 1998, the Second Amendment to Contribution Agreement, dated as of May 18, 1998, and the Third Amendment to the Contribution Agreement, dated as of June 30, 1999 (collectively, the "Contribution Agreement").

          7. Resolutions of the Board of Directors of the Company adopted on April 16, 1998, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the Contribution Agreement and transactions in connection therewith (the "Contribution Agreement Resolutions").

          8. Resolutions of the Board of Directors of the Company adopted on December 29, 1998, as certified by the Secretary of the Company on

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Board of Directors
Host Marriott Corporation
July 2, 1999
Page 3


               the date hereof as then being complete, accurate and in effect, relating to the ratification and approval of the Contribution Agreement, and the approval of all such actions as may be necessary in connection therewith (the "Registration Statement Resolutions," and together with the Contribution Agreement Resolutions, the "Resolutions").

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Board of Directors of the Company will have approved the issuance of the Shares upon redemption of the Units prior to the issuance of any such Shares and that the Shares will not be issued in violation of the ownership limit contained in the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on Maryland corporate law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, if and when issued and delivered in the manner and on the terms described in the Partnership Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
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Board of Directors
Host Marriott Corporation
July 2, 1999
Page 4



          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                              Very truly yours,

                              /s/ HOGAN & HARTSON L.L.P.

                              HOGAN & HARTSON L.L.P.